Exhibit 10.22

September 9, 2020

Re: Offer of Employment

Dear Lis:

Decibel Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as Chief Financial Officer, reporting to Laurence Reid, Chief Executive Officer.

1. Date of Hire. Your effective date of hire as an employee (the “Start Date”) shall be no later than September 14, 2020 unless another date is agreed upon by you and the Company. You will be a remote employee based in New York.

2. Compensation. Your regular base salary for this position will be at the rate of $375,000 annually, payable in accordance with the Company’s normal pay schedule. You will be eligible to participate in the Company’s annual bonus plan. Your Target Bonus will be 40% of your annual salary and will be based upon achievement of both corporate and individual goals (as agreed to between you and your Manager). Your bonus will also be pro-rated based upon your Start Date. All payments are subject to legally required tax withholdings. The Company will pay your pre-approved, reasonable and necessary travel, lodging, and meal expenses incurred when you travel to the Company’s office in Boston, Massachusetts.

3. Equity in Post-Financing Decibel. Subject to the approval by the Board of Directors of the Company (the “Board”), in connection with the commencement of your employment, you will receive the right to purchase 1% of the Fully Diluted shares of the Company’s common stock (the “Stock Options”). The Stock Options will be granted following the commencement of your employment in conjunction with the Company’s current round of financing. The strike price of the Stock Options will be equal to the fair market value of the Company’s common stock on the date of the grant, as determined by the Board of Directors in connection with the Company’s current round of financing. The Stock Options will be subject to the terms and conditions of the Company’s then-current incentive stock plan and form of Stock Option agreement (the “Equity Documents”). The Stock Options will vest as follows: one quarter of the shares will vest on the first anniversary of the Start Date, and following that, 1/48th of the shares will vest on a monthly basis, in arrears. Vesting is contingent on your continued full-time employment with the Company.

4. Post-termination Compensation and Benefits.

(a) Earned Compensation. Regardless of the reason for the termination of your employment, the Company shall pay to you in a single lump sum, within 30 days following the date your employment ends (the “Date of Termination”) (or such earlier date as required by law), the base salary earned by you as of the Date of Termination but not yet paid. In addition, the Company shall pay to you in cash within 20 business days following the Date of Termination, reimbursement for any unpaid, valid business expenses that are approvable in accordance with Company policy and that have been submitted by the Date of Termination (and shall pay any valid business expenses timely submitted after such date in accordance with Company policy). The Company shall notify you regarding eligibility for COBRA and any other applicable benefits, as provided by law.

(b) Severance Pay. In the case of a termination without cause (i.e., a termination of your employment by the Company (including a Constructive Termination) for any reason other than (i) Cause, (ii) illness or injury, or (iii) death), and subject to your entering into a separation and release of claims agreement in a form satisfactory to the Company, you shall receive the payments and benefits set forth in Sections (b) and (c). The Company shall pay to you severance equal to the sum of nine (9) months of Base Salary. The Severance Pay shall be paid in installments in accordance with its regular payroll practices, beginning with the Payment Date (as defined below). For this purpose, “Base Salary” means your highest base salary rate on or before your Date of Termination.

(c) COBRA Premiums. Should you timely elect and be eligible to continue receiving group health insurance pursuant to the “COBRA” law, the Company will, until the earliest of (x) the date that is nine (9) months following the Separation Date, (y) the date on which you obtain alternative coverage or (z) the date on which your COBRA eligibility ends (as applicable, the “COBRA Contribution Period”), continue to pay the Company’s share of the premiums for such coverage to the same extent it pays for similarly-situated, active employees. The Company’s payment of those premiums may take the form of reimbursement of premium costs to you after you have paid them, or payment to you of funds equal to the amount of the premiums, so that you can then make payments directly to the COBRA insurance carrier. In any case, you agree that any premium costs shall be paid by you, not the Company, to the COBRA insurance carrier. That is, any premium costs during the COBRA Contribution Period, and all premium costs thereafter, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You agree that, should you obtain alternative medical and/or dental insurance coverage prior to the date that is nine (9) months following the Separation Date, you will so inform the Company in writing within five (5) business days of obtaining such coverage.

For the purpose of this Section 4, the following definitions apply:

(i) “Cause” means (i) material breach by you of any other agreement with the Company or any of its affiliates; (ii) other conduct by you that is reasonably likely to be materially harmful to the business, interests or reputation of the Company or any of its affiliates; (iii) your conviction of, or pleading guilty or no contest to, any crime involving fraud, embezzlement or other material dishonesty by you with respect to the Company or any of its affiliates; (iv) your conviction of, or pleading guilty or no contest to, any crime involving moral turpitude; or (v) a breach of any confidentiality/non-competition/ non-solicitation agreement with the Company. With respect to a breach of (i) or (ii), you shall be given 30 days, after written notice of such breach, to cure a breach to the reasonable satisfaction of the Company.

(ii) “Constructive Termination” means a material reduction in your compensation, authority, duties or responsibilities, an adverse change in your title or reporting relationship, or any requirement that you work in a physical location other than New York City more frequently than four to six (4-6) days per month. (During COVID, there may be limitations on the ability to travel or lodge in Boston, which will impact the number of days you can work in Boston.)

5. Insurance Benefits. You will be eligible to participate in the Company’s Medical and Dental insurance programs as well as the Life, AD&D, Short- and Long-Term Disability plans, and 401(k) plan subject to the terms and conditions of those plans. Presently, the Company pays for 85% of the premium cost of the HMO plan and 75% of the deductible for both medical plans (HMO and PPO), and 100% of the cost of Life and AD&D insurance as well as Short- and Long-Term Disability plans.

6. At-Will Employment. It is understood and agreed that that you are an “at-will” employee. You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without cause or prior notice and without additional compensation to you except for as provided in Section 4 above. In making this offer, the Company understands, and in accepting it you represent that, you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company, except as disclosed by you to the Company in Exhibit B to the Employee Confidentiality, Noncompetition and Assignment Agreement.

7. Employment Eligibility. The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees. You will be required to complete a Form I-9 which will be provided to you before the Start Date. Please bring the appropriate documents listed on that form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

This offer letter, the Employee Confidentiality, Noncompetition and Assignment Agreement, and the Equity Documents referenced above contain all of the terms of your offer of employment with the Company, and supersede any prior offers, representations, or understandings (whether written, oral, or implied) between you and the Company.

Please indicate your acceptance of this offer by signing this letter and the accompanying Employee Confidentiality, Noncompetition and Assignment Agreement no later than September 10, 2020.

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

/s/ Anna M. Trask
Anna M. Trask
SVP, Chief People, Community, and Culture Officer Decibel Therapeutics, Inc.

Accepted and Agreed:

/s/ Elisabeth Leiderman
Elisabeth Leiderman

Sep 9, 2020
Date

3